Exhibit 1.01
INTERNATIONAL BUSINESS MACHINES CORPORATION
Conflict Minerals Report
For the reporting period from January 1, 2025 through December 31, 2025
This Conflict Minerals Report (Report) of International Business Machines Corporation (IBM) has been prepared pursuant to Rule 13p-1 and Form SD (collectively, the Rule) promulgated under the Securities Exchange Act of 1934, as amended, for the period from January 1, 2025 through December 31, 2025 (Reporting Period).
The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products, and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals are columbite-tantalite (coltan), cassiterite, and wolframite, including their derivatives, which are limited to tantalum, tin, tungsten, and gold (collectively, Conflict Minerals or 3TG).
1. Design of IBM’s Responsible Minerals Program
IBM’s Responsible Minerals Program, which includes IBM’s Conflict Minerals Initiative, and Cobalt and Mica Initiative, is run by full-time, experienced supply chain professionals within IBM’s Global Procurement organization. This team reports to IBM’s Chief Procurement Officer, who has responsibility for IBM’s external supply base in support of products listed in this report. IBM is committed to sourcing 3TG and other minerals responsibly. In support of its established goals, IBM continues to work to optimize the Responsible Minerals supply chain and evolves practices through collaboration with companies, smelters and refiners, and industry groups.
2. Description of IBM’s Products
This report covers products (herein referred to as IBM products): (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured or contracted to be manufactured by IBM; and (iii) for which manufacturing was completed during the reporting period. Products from IBM that are subject to these conditions are part of our Infrastructure business. The following categories of products were manufactured or contracted to be manufactured by IBM in 2025:
—IBM Z: the premier transaction processing platform with leading security, resilience and scale, highly optimized for mission-critical, high-volume transaction workloads and enabled for enterprise AI and hybrid cloud. Powered by the IBM Telum processor — which delivers integrated, real-time inferencing and advanced security features — the platform supports emerging generative and multi-model AI workloads. The portfolio includes IBM Z and LinuxONE systems, designed to meet enterprise requirements for capacity, security and performance, across z/OS, a security-rich, high-performance enterprise operating system, as well as Linux and other operating systems.
—Distributed Infrastructure: includes Power, Storage and IBM Cloud Infrastructure-as-a-Service (IaaS). Power consists of high-performance servers, designed and engineered for data intensive and AI-enabled workloads and optimized for hybrid cloud and Linux. The Storage portfolio consists of a broad range of storage hardware and software-defined offerings, including Z-attach and distributed flash, tape solutions, software-defined storage controllers, data protection software and network-attach storage. IBM Cloud IaaS is built on enterprise-grade hardware with leading security and compliance capabilities and offers flexible computing options across architectures to meet client workload needs.
3. Reasonable Country of Origin Inquiry
IBM conducted a good faith reasonable country of origin inquiry regarding any 3TG used in IBM products. This inquiry was designed to determine (i) whether any of the 3TG used in IBM products originated in Conflict Affected and High-Risk Areas (CAHRAs) as outlined in Section 1502 of the Dodd Frank Act, i.e., the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, or Angola (collectively Covered Countries), and (ii) whether any of the 3TG used in IBM products may be from recycled or scrap sources.
4. IBM’s Conflict Minerals Due Diligence Design
IBM’s due diligence measures for 3TG used in IBM products conform in all applicable respects to the framework outlined in the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from CAHRAs, including Annex II and the related supplements pertaining to downstream companies.
IBM is not a direct purchaser of ore or unrefined minerals; it is several tiers “downstream” from the smelters or refiners (SORs) of such minerals. SORs are at a point in the supply chain where ore, concentrates, and/or scrap material are converted to metal. IBM, like many downstream companies, does not have direct business relationships with SORs or visibility to the extraction and movement of 3TG between SORs and upstream entities. This position increases the difficulty of determining the origin of the 3TG in IBM products and, as a result, IBM relies on established industry processes and information provided by its in-scope suppliers.
5. Description of Due Diligence Measures Performed
IBM upholds a high standard of due diligence to meet legal requirements and internationally accepted standards, with the goal of establishing and maintaining a responsible supply chain for 3TG. As a member of the Responsible Minerals Initiative (RMI), our due diligence process utilizes RMI resources including the Conflict Minerals Reporting Template (CMRT) and the Responsible Minerals Assurance Process (RMAP), augmented by the London Bullion Market Association (LBMA), the Responsible Jewellery Council Chain of Custody Standard (RJC CoC), and the Tungsten Industry – Conflict Minerals Council (TI-CMC). RMAP, LBMA, RJC CoC, and TI-CMC use independent third-party audits to identify SORs that have systems in place to ensure focus minerals are sourced responsibly, and are industry recognized third-party validation schemes.
Below is a description of the due diligence measures performed by IBM for the Reporting Period, based on the OECD Guidance:
OECD Step 1: Establish strong company management systems
—Positioned the IBM Responsible Minerals team within IBM’s Global Procurement organization to execute IBM's 3TG Program.

—Established the IBM Responsible Minerals team reporting line to IBM’s Chief Procurement Officer and reviewed the report with IBM’s Senior Vice President of Infrastructure. During the year, we reported to IBM’s Global Procurement management on topics such as CMRT collection efforts, in-scope supplier progress, SOR risk mitigation, and driving identified SORs toward RMAP, LBMA, RJC CoC, or TI-CMC engagement.
—Implemented IBM’s Responsible Minerals Policy, which establishes expectations for IBM product suppliers to use 3TG only from referenced accredited schemes or if 100% recycled and to not support armed groups in the Democratic Republic of the Congo, and adjoining countries, nor from similar groups in other CAHRAs while sourcing minerals. Our policy is publicly available and can be found at: https://www.ibm.com/procurement/responsible-minerals.
—Engaged with in-scope suppliers to facilitate the realization of the objectives outlined within IBM's Responsible Minerals Policy. IBM identified in-scope suppliers based on participation in Procurement categories associated with conflict minerals risk, taking into consideration supplier spend and risk exposure.
—Utilized a well-established communication portal for both internal and external stakeholders to report concerns about 3TG, directing them to the independent Ombudsman Office of IBM for resolution at: https://www.ibm.com/procurement/ombudsman-information.
—Included Responsible Minerals requirements in standard contract templates, requiring all hardware suppliers to sign a contract agreement to only source minerals responsibly, in alignment with IBM’s Responsible Minerals Policy.
OECD Step 2: Identify and assess risks in the supply chain
—Requested IBM’s in-scope suppliers to survey their upstream suppliers once per year to identify SORs and related 3TG information through the RMI CMRT.
—Oversaw the aggregation of supplier CMRTs and conducted comprehensive evaluations of the data contained within, aligning with IBM's stringent validation criteria, and adhering to the guidelines outlined by the OECD.
—Used curated data from RMI, supplemented by research, to determine the potential provenance of 3TG present in IBM products, particularly scrutinizing any trace of origin from the designated Covered Countries and CAHRAs.
—Validated SORs status to confirm compliance with either RMAP, LBMA, RJC CoC, and/or TI-CMC standards.

OECD Step 3: Design and implement a strategy to respond to identified risks
—Collaborated closely with suppliers to achieve conformance or to transition away from using any non-conformant SORs identified within IBM's supply chain.
—Remained focused on the Conflict Minerals discourse and advancements by engaging in the RMI, ensuring a comprehensive understanding of pertinent issues and evolving trends in the field.

OECD Step 4: Carry out independent third-party audit of smelter/refiner’s due diligence practices
—Worked with our in-scope suppliers to move away from non-conformant SORs or take documented, time-bound corrective actions to bring such SORs into conformance with applicable responsible sourcing standards - RMAP, LBMA, RJC CoC, and/or TI-CMC.
OECD Step 5: Report annually on supply chain due diligence
—According to the Rule:
◦Annually filed Form SD and Exhibit 1.01 (Conflict Minerals Report) with the Securities and Exchange Commission, and
◦Published the 2025 Conflict Minerals Report on IBM’s Responsible Minerals website at https://www.ibm.com/procurement/responsible-minerals.
6. IBM Requirement for Suppliers to be Conflict-Free
During 2025 IBM continued its initiative to have all in-scope suppliers achieve a conformant supply chain as defined by its Responsible Minerals Policy. In-scope suppliers with CMRTs containing SORs that are not progressing toward, or have not already received conflict-free accreditation, are required to transition those SORs away from products provided to IBM. The IBM Responsible Minerals team and the Global Procurement organization work with those suppliers to help them achieve this goal. Their progress is tracked and reported to IBM Global Procurement executives regularly, along with IBM’s progress toward attaining conformant status. IBM has received CMRTs from 100 percent of our in-scope suppliers.
7. Reporting Period Determination and Findings
IBM received CMRTs from 100% of our in-scope suppliers as part of the due diligence process for SORs within IBM's supply chain. SORs that were active in a recognized third-party validation scheme in addition to RMAP (i.e., LBMA, RJC CoC, and /or TI-CMC) are added to the conformant category. Additionally, SORs that do not seek third-party validation but are determined to operate solely from scrap sources are also added to the conformant category, which the Rule designates as conflict-free. 226 SORs identified by our in-scope suppliers are conformant.
From 2016 onward, SORs that were active in a recognized third-party validation scheme in addition to RMAP (LBMA, RJC CoC, and/or TI-CMC) were added to the conformant category. In 2019 and beyond, IBM included in the conformant category SORs that do not seek third-party validation but are determined to operate solely from recycled or scrap sources, which the Rule designates as conflict-free.
8. IBM’s Next Steps to Mitigate Conflict Minerals Risk
IBM will take the following steps to enhance its due diligence measures and to continue mitigating the risk that the 3TG contained in IBM products finance or benefit armed groups in the Covered Countries:
—Pursue resolution for any identified SORs in IBM’s supply chain that are not validated as conformant to one of the recognized assessment schemes.

—Drive in-scope suppliers to provide product-specific CMRTs versus company-level CMRTs, as company-level CMRTs may include SORs not used in the supply chain for IBM products; use of product-specific CMRTs by in-scope suppliers enables IBM to have a more precise list of SORs used in IBM products.
—Engage IBM Hardware Development and Global Procurement on future products to ascertain the conformant status of SORs to be used by the proposed in-scope suppliers. Undertake reasonable measures to avoid the use of non-conformant SORs ahead of product market introduction.
9. IBM’s Support of the RMI
As outlined in the OECD Guidance, the internationally recognized standard on which IBM’s due diligence is based, IBM supports an industry initiative that audits the due diligence activities of SORs. That industry initiative is the RMI’s RMAP. The potential countries of origin found in Appendix A, and upon which IBM relied for certain statements in this Report, were obtained through RMI and other accreditation source data.
Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this Conflict Minerals Report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the company’s current assumptions regarding future business and financial performance. These statements involve a number of risks, uncertainties and other factors discussed in the company’s Form 10-Qs, Form 10-K and in the company’s other filings with the U.S. Securities and Exchange Commission or in materials incorporated therein by reference. Any forward-looking statement in this Conflict Minerals Report speaks only as of the date on which it is made. Except as required by law, the company assumes no obligation to update or revise any forward-looking statements.

Appendix A: Reasonable Country of Origin Inquiry List
3TG in our products may have originated from the countries listed below. The information disclosed is based on received CMRTs from our conformant suppliers, excluding 3TG from recycled or scrap sources, as well as on RMI's Reasonable Country of Origin Inquiry report dated March 27, 2026.
While some suppliers share company-level data, this information is not limited to contribution of 3TG used only in our products. Therefore, there is no ability to confirm whether our products contain 3TG from all these sources.

Covered Countries	Outside Covered Countries
Democratic Republic of the Congo	Albania	Hong Kong	Nigeria
Angola	Algeria	Hungary	Panama
Burundi	Andorra	Iceland	Papua New Guinea
Rwanda	Austria	India	Peru
Tanzania	Azerbaijan	Indonesia	Philippines
Uganda	Bahamas	Ireland	Poland
Zambia	Belgium	Israel	Portugal
	Benin	Jamaica	Romania
	Bolivia	Japan	Russia*
	Botswana	Jordan	Saudi Arabia
	Brazil	Kazakhstan	Serbia
	Bulgaria	Kenya	Sierra Leone
	Burkina Faso	Korea, Republic of	Singapore
	Canada	Kuwait	Solomon Islands
	Chile	Kyrgyzstan	Slovakia
	China	Lao People's Democratic Republic	Slovenia
	Chinese Taipei	Laos	South Africa
	Colombia	Lebanon	South Korea
	Croatia	Liberia	Spain
	Curacao	Liechtenstein	Sudan
	Czech Republic	Lithuania	Suriname
	Denmark	Luxembourg	Sweden
	Dominican Republic	Macao	Switzerland
	Ecuador	Madagascar	Tajikistan
	Egypt	Malaysia	Thailand
	Estonia	Mali	Timor-Leste
	Eswatini	Mauritania	Togo
	Ethiopia	Mexico	Turkey
	Fiji	Moldova, Republic of	Ukraine
	Finland	Monaco	United Arab Emirates
	France	Mongolia	United Kingdom

Covered Countries	Outside Covered Countries
	French Guiana	Morrocco	United States of America
	Georgia	Mozambique	Uruguay
	Germany	Myanmar	Uzbekistan
	Ghana	Namibia	Vietnam
	Greece	Netherlands	Zimbabwe
	Guinea	New Zealand
	Guyana	Nicaragua
	Honduras	Niger
* IBM has no affirmative knowledge that minerals from Russia are incorporated into finished products furnished to IBM. To the extent that minerals from this country were used, they would have been substantially transformed outside of the United States in a third country by a non-U.S. person before being incorporated into production of certain products that IBM manufactures or contracts to manufacture.